For Release October 20, 2008 OTC BB: “CCBC”

CHINO COMMERCIAL BANCORP REPORTS THIRD QUARTER EARNINGS

     Chino, California… The Board of Directors of Chino Commercial Bancorp, the parent company of Chino Commercial Bank, N.A., announced the results of operations for the Bank and the consolidated holding company for the third quarter ended September 30, 2008 with net earnings of $72,654, a 65.3% reduction from $209,476 for the same quarter of 2007. The net earnings for the most recent quarter represents $0.10 per diluted share, as compared with $0.27 per diluted share, or a reduction of 63.0% from the same quarter last year. Earnings year-to-date was $260,530 or $0.34 per diluted share as compared with net earnings of $612,466 or $0.77 per diluted share for the same period last year.

     Dann H. Bowman, President and Chief Executive Officer stated, “Despite earnings declining during the third quarter of the year due to higher provisions to Loan Loss Reserve, we are very pleased with the continued stability and earnings of the Bank overall. During a time when many organizations are suffering from credit problems, at the end of September the Bank had only two loans which were delinquent more than 60 days and only one loan on non-accrual.”

Financial Condition

     Total assets declined from $79.9 million to $77.5 million or 3.1% between December 31, 2007 and September 30, 2008, resulting from decreased loan balances and investment securities, offset with increased Federal funds sold which are funded with deposit balances.

     The Company experienced a decrease in interest-earning assets of $4.7 million or 6.5% to $71.9 million in the first three quarters of 2008. Loan demand and Investment securities decreased $5.1 million and $2.6 million, respectively, in the first nine months of 2008. Undisbursed loan commitments decreased $1.7 million to $5.9 million at September 30, 2008. No new investment securities have been added in 2008, and the decreases were caused by maturities and principal payments from Mortgage-backed securities. Federal funds sold increased $4.6 million or 41.9% as loans demand and deposits balances stabilized during the third quarter

     Total deposits decreased from $70.4 million at December 31, 2007 to $67.8 million at September 30, 2008, or a 3.7% reduction. Total non-interest bearing deposits decreased from $42.3 million at December 31, 2007 to $34.8 million for the reporting period ended September 30, 2008, a 17.7% decrease. Interest-bearing liabilities increased $4.8 million or 17.2% to $33.0 million in the nine months ended September 30, 2008 as compared to December 31, 2007. The increase in interest-bearing deposits is the result of the Company’s emphasis to attract new customers.

Earnings

     The Company posted net interest income for the quarters ended September 30, 2008 and September 30, 2007 of $854,027 and $1,022,467, respectively. For the nine months ended September 30, the Company posted net interest income of $2,639,085 and $3,209,364 for 2008 and 2007, respectively. Average interest-earning assets were $66.4 million with average interest-bearing liabilities of $32.3 million yielding a net interest margin of 5.31% for the nine months ended September 30, 2008 as compared to average interest-bearing assets of $76.6 million with average interest-bearing liabilities of $30.5 million yielding a net interest margin of 5.61% for the nine months ended September 30, 2007.

     Non-interest income totaled $259,509 for the three months ended September 30, 2008, or a 1.3% increase from $256,077 earned during the third quarter of 2007. Non-interest income increased 17.5% for the nine months ended September 30, 2008 totaling $819,253 as compared to $697,236 for the nine months ended September 30, 2007. Service charges on deposit accounts accounted for the majority of the increase in non-interest income.

     General and administrative expenses were $889,427 and $2,674,723 for the three and nine months ended September 30, 2008 as compared to $895,791 and $2,816,860 for the three and nine months ended September 30, 2007. The largest component of general and administrative expenses was salary and benefits expense of $467,413 for the third quarter of 2008 as compared to $461,870 for the three months ended September 30, 2007. Year-to-date comparisons of salary and benefits expense reports $1,444,704 for nine months ended September 30, 2008 and $1,440,026 for the same period in 2007.

     Income tax expense was $31,731 and $124,957 for the three and nine months ended September 30, 2008, as compared to $127,718 and $371,071 for the same periods of 2007. The effective income tax rate for 2008 is approximately 32.4% and 2007 is approximately 37.7% . Of the $385,487 pre-tax income for the nine months ended September 30, 2008, approximately $83,300 was tax exempt.

Forward-Looking Statements

     The statements contained in this press release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

     Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Vice President and CFO, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
September 30, 2008 and December 31, 2007

	September 30, 2008	December 31, 2007
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$ 5,010,809	$ 3,487,933
Federal funds sold	10,500,000	7,440,000
Cash and cash equivalents	15,510,809	10,927,933

Interest-bearing deposits in other banks	99,000	99,000

Investment securities available for sale	5,255,055	7,339,354
Investment securities held to maturity (fair value approximates
$3,333,000 at September 30, 2008 and $3,880,000 at December 31, 2007)	3,323,939	3,873,251
Total investments	8,677,994	11,311,605
Loans
Construction	605,229	2,606,750
Real estate	36,686,193	39,726,301
Commercial	10,209,252	10,062,969
Installment	575,426	790,535
Gross loans	48,076,100	53,186,555
Unearned fees and discounts	(67,841)	(87,389)
Loans net of unearned fees and discount	48,008,259	53,099,166
Allowance for loan losses	(662,180)	(725,211)
Net loans	47,346,079	52,373,955

Accrued interest receivable	258,599	326,990
Restricted stock	673,250	654,250
Fixed assets, net	1,982,540	2,085,203
Prepaid & other assets	3,017,706	2,268,909
Total assets	$ 77,466,977	$ 79,948,845

LIABILITIES:
Deposits
Non-interest bearing	$ 34,783,525	$ 42,270,696
Interest Bearing
NOW and money market	24,663,984	22,711,556
Savings	1,104,082	1,202,965
Time deposits less than $100,000	2,983,045	2,054,915
Time deposits of $100,000 or greater	4,223,904	2,156,778
Total deposits	67,758,540	70,396,910

Accrued interest payable	56,700	63,962
Accrued expenses & other payables	559,088	509,389
Subordinated debentures	3,093,000	3,093,000
Total liabilities	71,467,328	74,063,261
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 699,798 shares and 704,278 shares at September 30,
2008 and December 31, 2007, respectively.	2,539,714	2,639,462
Retained earnings	3,485,818	3,249,982
Accumulated other comprehensive loss	(25,883)	(3,860)
Total equity	5,999,649	5,885,584
Total liabilities & stockholders' equity	$ 77,466,977	$ 79,948,845

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended		For the six months ended
	September 30		September 30
	2008	2007	2008	2007
Interest income
Investment securities and due from banks	$ 102,966	$ 143,782	$ 341,064	$ 496,815
Interest on Federal funds sold	35,855	120,811	66,832	380,695
Interest and fee income on loans	948,483	1,010,948	2,932,847	3,013,734
Total interest income	1,087,304	1,275,541	3,340,743	3,891,244
Interest expense
Deposits	182,314	201,811	547,797	528,093
Interest on Federal funds purchased	0	0	973	0
Other borrowings	50,963	51,263	152,888	153,787
Total interest expense	233,277	253,074	701,658	681,880
Net interest income	854,027	1,022,467	2,639,085	3,209,364
Provision for loan losses	119,724	45,559	398,128	106,203
Net interest income after
provision for loan losses	734,303	976,908	2,240,957	3,103,161
Non-interest income
Service charges on deposit accounts	223,922	223,438	708,745	595,859
Other miscellaneous fee income	9,412	9,607	27,131	26,410
Dividend income from restricted stock	9,978	7,639	36,461	28,152
Income from bank owned life insurance	16,197	15,393	46,916	46,815
Total non-interest income	259,509	256,077	819,253	697,236
General and administrative expenses
Salaries and employee benefits	467,413	461,870	1,444,704	1,440,026
Occupancy and equipment	95,552	77,122	261,912	257,445
Data and item processing	80,659	85,827	245,726	243,934
Advertising and marketing	19,889	37,837	60,504	113,208
Legal and professional fees	49,142	53,904	144,763	162,064
Regulatory Assessments	22,039	22,070	63,337	69,280
Insurance	7,898	8,141	23,894	22,686
Directors' fees and expenses	19,417	19,382	57,718	59,633
Other expenses	127,418	129,638	372,165	448,584
Total general & administrative expenses	889,427	895,791	2,674,723	2,816,860
Income before income tax expense	104,385	337,194	385,487	983,537
Income tax expense	31,731	127,718	124,957	371,071
Total income	$ 72,654	$ 209,476	$ 260,530	$ 612,466
Basic earnings per share	$ 0.10	$ 0.29	$ 0.37	$ 0.83
Diluted earnings per share	$ 0.10	$ 0.27	$ 0.34	$ 0.77

CHINO COMMERCIAL BANCORP
Other Financial Information

CREDIT QUALITY	End of period
(unaudited)	September 30, 2008	December 31, 2007
Non-Performing Loans	$ 461,049	$ -
Non-Performing Loans to Total Loans	0.96%	n/a
Non-Performing Loans to Total Assets	0.60%	n/a
Allowance for Loan Losses to Loans	1.38%	1.36%

OTHER PERIOD-END STATISTICS	End of period
(unaudited)	September 30, 2008	December 31, 2007
Shareholders Equity to Total Assets	7.74%	7.36%
Loans to Deposit	70.95%	75.55%
Non-Interest Bearing Deposits to Total Deposits	51.33%	60.05%

	For the three months ended		For the nine months ended
	September 30		September 30
	2008	2007	2008	2007

KEY FINANCIAL RATIOS
(unaudited)
Return on Average Equity	5.02%	15.89%	13.41%	31.61%
Return on Average Assets	0.38%	1.00%	1.04%	2.14%
Net Interest Margin	5.13%	5.51%	7.95%	5.63%
Efficiency Ratio	79.87%	70.06%	77.34%	72.11%
Net Chargeoffs to Average Loans	0.80%	0.02%	0.63%	0.02%

AVERAGE BALANCES
(thousands, unaudited)
Average Assets	$ 75,750	$ 84,065	$ 75,052	$ 85,775
Average Interest-Earning Assets	$ 66,587	$ 74,795	$ 66,427	$ 76,552
Average Gross Loans	$ 50,226	$ 52,182	$ 52,583	$ 51,289
Average Deposits	$ 65,839	$ 74,337	$ 65,213	$ 75,692
Average Equity	$ 5,786	$ 5,274	$ 5,830	$ 5,813